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                                                                     EXHIBIT 5.1

                                Latham & Watkins
                       505 Montgomery Street, Suite 1900
                        San Francisco, California 94111
                                 (415) 391-0600



                                 August 28, 2002

                                                            FILE NO. 025960-0030

Mentor Graphics Corporation
8005 SW Boeckman Road
Wilsonville, Oregon 97070-7777

               Re:    Mentor Graphics Corporation
                      $172,500,000 Aggregate Principal Amount of
                      6 7/8% Convertible Subordinated Notes Due 2007

Ladies and Gentlemen:

               In connection with the registration of $172,500,000 aggregate principal amount of 6 7/8% Convertible Subordinated Notes Due 2007 by Mentor Graphics Corporation, an Oregon corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on August 28, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Notes have been issued pursuant to an indenture dated June 3, 2002 (the "Indenture") by and between the Company and Wilmington Trust Company, as trustee (the "Trustee"). Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

               In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

               We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. Dean M. Freed has separately provided to you an opinion with respect to the due incorporation, valid existence and good standing of the Company and the authorization, execution and delivery of the Notes. With your permission and the permission of Dean M. Freed, we have assumed that such opinion is correct.

               Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.



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Mentor Graphics Corporation
August 28, 2002
Page 2


               The opinions rendered in the paragraph above relating to the enforceability of the Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought.

               To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

               We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                               Very truly yours,


                                               /s/ Latham & Watkins